UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Zhone Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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July 28, 2003

Dear Zhone shareholder:

I am pleased to inform you that today Zhone announced it has entered into a definitive agreement to merge with Tellium, Inc.

Under the terms of the agreement, the current stockholders of Zhone will own approximately 60% of the combined company’s outstanding shares on a fully converted basis and 40% will be held by Tellium stockholders. Upon completion of the merger, the combined company will be named Zhone Technologies, Inc. and will be a publicly traded entity under the symbol ZHNE traded on the NASDAQ.

The combined board will be increased to nine positions, seven of which will be designated by Zhone and two of which will be designated by Tellium. I will remain chairman and chief executive officer of the combined company.

The merger of Tellium and Zhone will expand the two companies’ combined cash position to over $150 million (as of June 30, 2003). The new company will have a customer base that includes some of the world’s largest carriers representing more than 250 existing carrier customers on six continents. Together, the new company will deliver a broad array of products for access, metro and core network applications, with employees operating in 14 countries around the globe. The combined company will bring the current customers of Tellium and Zhone advanced new access and transport offerings which provide a bridge between existing copper-based loops and fiber optics.

A press release announcing the deal has been provided for your reference. I will also be hosting a call along with Harry Carr, chairman and chief executive officer of Tellium, and Michael Losch, Tellium’s chief financial officer, providing details of the transaction. Instructions on how to participate on the call are provided below:

•	Date: Monday, July 28, 2003

•	Time: 5:00 P.M. (Eastern time)

•	To listen via telephone: Please contact Patricia Maggio, by phone at 732-923-4227, or by e-mail at PMaggio@Tellium.com to make a reservation.

•	To listen via the Internet: Zhone and Tellium will offer a live and replay audio webcast of the conference call at www.tellium.com and www.zhone.com. A live audio webcast of this discussion will be available via Tellium’s home page at www.tellium.com.

•	Replay: The playback of the second quarter conference call begins at 8:00 p.m. (EDT) on July 29, 2003, and ends at 11:00 PM (EDT) on August 12, 2003. The replay will be available on Zhone’s and Tellium’s Web sites at www.tellium.com, and www.zhone.com or by calling (888) 203-1112 or (719) 457-0820 (International). The replay runs 24 hours a day, including weekends.

For more information, please visit Zhone’s website at www.zhone.com, or contact me. We look forward with you, our valued shareholder, to the opportunities and furthered growth that will be realized by Zhone from this transaction.

Regards,

Mory Ejabat

Chairman and CEO

Zhone Technologies, Inc.

Additional Information

In connection with the merger, Zhone and Tellium will be filing a joint proxy statement/prospectus with the Securities and Exchange Commission (SEC) on Form S-4. At such time the SEC declares the joint proxy statement/prospectus to be effective, Zhone and Tellium will mail the joint proxy statement/prospectus to their respective stockholders. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and security holders can obtain free copies of the joint proxy statement/prospectus and other documents filed by Zhone and Tellium with the SEC at the SEC’s web site at http://www.sec.gov. Copies of the joint proxy statement/prospectus and other documents filed by Zhone with the SEC may also be obtained free of charge from Zhone by contacting Investor Relations, Zhone Technologies, Inc., 7001 Oakport Street, Oakland, CA 94621 (Telephone: (510) 777-7000). Copies of the joint proxy statement/prospectus and other documents filed by Tellium with the SEC may also be obtained free of charge from Tellium by contacting Investor Relations, Tellium, Inc., 2 Crescent Place, P.O. Box 901, Oceanport, NJ 07757 (Telephone: (732) 483-3112).

Zhone and its executive officers and directors may, under SEC rules, be deemed to be participants in the solicitation of stockholders of Zhone in connection with the transaction. A list of the names of Zhone’s executive officers and directors, and a description of their respective interests in Zhone, are set forth in Zhone’s registration statement on Form 10 filed with the SEC on April 30, 2003, as amended, available free of charge from the SEC and Zhone as indicated above. Investors and security holders may obtain additional information regarding the interests of Zhone’s executive officers and directors in the transaction by reading the joint proxy statement/prospectus when it is filed with the SEC.

Tellium and its executive officers and directors may, under SEC rules, be deemed to be participants in the solicitation of stockholders of Tellium in connection with the transaction. A list of the names of Tellium’s executive officers and directors, and a description of their respective interests in Tellium, are set forth in the proxy statement for Tellium’s 2003 Annual Meeting of Stockholders filed with the SEC on April 30, 2003, available free of charge from the SEC and Tellium as indicated above. Investors and security holders may obtain additional information regarding the interests of Tellium’s executive officers and directors in the transaction by reading the joint proxy statement/prospectus when it is filed with the SEC.